EXHIBIT 10(Q)

                              SEPARATION AGREEMENT


        This is a Separation Agreement dated as of March 12, 1999 between Fort James Operating Company, its parent, affiliates, subsidiaries, predecessors, successors and assigns (collectively "Fort James" or the "Company") and John F. Rowley ("Rowley").
        A. Rowley has been employed by Fort James as Executive Vice President, Operations and Logistics under his employment agreement dated as of June 5, 1997 (the "Employment Agreement") and wishes to resign that employment on March 12, 1999 and retire effective July 17, 1999. Fort James and Rowley have agreed on the terms under which he will retire from the Company. The parties desire to resolve matters involving Rowley's employment, the Employment Agreement and Rowley's separation from employment with Fort James.
        B. Rowley and Fort James further desire to settle, resolve and release any and all existing or potential claims, controversies, differences, disputes or disagreements, known or unknown, that Rowley may have with Fort James in exchange for Fort James' agreement to provide Rowley certain compensation and benefits to which he otherwise may not be entitled.
        C. Fort James also desires to provide Rowley with additional compensation over the next two (2) years in return for Rowley agreeing (i) not to compete against Fort James as provided in Section 8(b) (ii) not to hire former Fort James employees who worked for Fort James on February 1, 1999 as provided in Section 8(c) and (iii) to cooperate with Fort James as provided in
Section 10.

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        THEREFORE, in consideration of the above premises and the mutual covenants and promises contained herein, Rowley and Fort James agree as follows:
        1. TERMINATION OF EMPLOYMENT. Rowley agrees to retire on July 17, 1999 (his "Retirement Date"). He will be paid all of his regular compensation and benefits through March 12, 1999 and will be on a non-paid leave of absence until July 16, 1999. His last day of work and responsibilities shall be March 12, 1999.
        2. SEVERANCE PAYMENTS. Fort James shall pay Rowley two (2) payments of $200,000 each by April 1, 1999 and April 1, 2000, less authorized deductions and deductions for required taxes. In addition, Fort James will pay Rowley $49,565 representing his pro rata MIP bonus for l999 by April 1, 1999.
        3.     PENSION AND OTHER BENEFITS.
               (a) All Company provided medical, prescription and dental coverage, life insurance, accidental death and dismemberment and long term disability benefits in which he is enrolled shall be provided to Rowley and members of his family for two (2) years beginning March 13, 1999 to the extent provided in his Employment Agreement; and thereafter, until he turns age 65, Rowley shall be eligible to participate in such plans as provided for employees who retired from Fort Howard Company between the ages of 55 to 65. Effective March 13, 2001, as a retiree, Rowley may purchase medical, prescription and dental insurance until the age of 65, the same as other employees who retied from Fort Howard. Notwithstanding the above, if Rowley becomes entitled to such benefits in connection with other employment, the benefits provided from March 13, 1999 through March 13, 2001 hereby shall cease.

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               (b) Rowley is the beneficiary of restricted shares and
performance shares issued pursuant to the 1996 Stock Incentive Plan (the "Plan"). Rowley agrees that pursuant to the terms thereof he shall relinquish all rights to the restricted and performance shares as of March 12, 1999.
               (c) Rowley's existing stock options shall be amended effective March 12, 1999 as set forth in Exhibit A hereto.
               (d) Nothing herein shall forfeit or otherwise affect Rowley's right to vested benefits in the Fort Howard 401(k) Plan and related SERP, which benefits shall be paid to Rowley according to such plan including Fort James contributions for calendar year 1998. A statement of Rowley's 401(k) and SERP balances including 1998 contributions shall be provided to Rowley by March 30, 1999.
               (e) Rowley shall not be entitled to participate in the Fort James Retirement Plan beyond March 12, 1999. He will receive a lump sum payout of his qualified benefit, less authorized deductions and deductions for required taxes. From January 1, 1999 through March 12, 1999, Rowley has contributed to the Fort James 401(k) plan. Rowley's contribution, along with Fort James' matching contributions, will remain vested in Rowley's 401(k).
               (f) Rowley shall not be entitled to any other bonus payments or profit sharing awards including any payments under the Management Incentive Plan.
               (g) All payments referred to herein are gross payments from which Fort James may withhold legal and authorized amounts for payment to taxing authorities as required by law.

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               (h) The Company shall pay for the professional preparation of
Rowley's 1998 State and Federal taxes and pay Rowley $10,000 representing payment for future financial and tax advice.
               (i) The Company will purchase Rowley's Illinois home for $844,441, by assuming the mortgage thereon and paying the difference in cash to Rowley. The closing with respect to the home sale shall be at such time as Rowley and the Company mutually agree.
               (j) The Company will pay the cost of the $1,500,000 life insurance policy provided to Rowley under the split-dollar insurance program for the years 1999 through 2016. Rowley will continue to be responsible for the tax on the imputed income value of this benefit. Thereafter, Rowley will be responsible for the payments should he elect to continue the policy.
               (k) The Company will reimburse Rowley for reasonable legal expenses in connection with the negotiation of this Separation Agreement, not to exceed $5,000. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Rowley may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Rowley or others of the validity or enforceability of, or liability under, any provision of the Employment Agreement or this Separation Agreement or any guarantee of performance thereof (including as a result of any contest by Rowley about the amount of any payment pursuant to this Separation Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").
               (l) Rowley will have access to voicemail message service at extension number 6200 at the Deerfield, IL offices through May 14, 1999.

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               (m) The Company will exercise reasonable efforts to see to it that requests for employment references for Rowley received by the Company will be directed only to Daniel J. Girvan, Senior Vice President Human Resources, for response.
        4. METHOD OF PAYMENT. The cash payments required by Section 2 and
Section 3(e),(h) and (i) of this Separation Agreement shall be made by wire transfers to Rowley's account which he shall designate in writing to the Company's Senior Vice President, General Counsel. All other payments shall be by Company check.
        5. COMPANY CAR. Fort James agrees to transfer to Rowley no later than April 15, 1999, the certificate of title to the automobile previously provided him for his personal and business use. Rowley acknowledges that after transfer of the title to the car to him, Fort James will no longer be responsible for providing insurance or maintenance for the vehicle in any manner and he shall be responsible for all costs associated with the vehicle from that date forward.
        6. GENERAL RELEASE. In consideration of all payments due him hereunder or under the Employment Agreement, Rowley hereby agrees, for himself, his successors, heirs, representatives, executors, agents and assigns, to release and forever discharge Fort James, including its affiliates, subsidiaries, parents, predecessors, successors and assigns and their respective directors, officers, employees and agents thereof from any and all claims, debts, responsibilities and liabilities of every kind and character whatsoever, known or unknown, suspected or unsuspected, which he has ever had or may have against Fort James, including but not limited to, any and all claims arising out of Rowley's employment or termination of employment with Fort James. Rowley acknowledges that this Release includes any and all claims whether in contract or in tort, claims that may be brought on his behalf by others, claims brought before any court or administrative agency, or claims under any national, federal, state or local statute or ordinance, including any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any other law.

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        It is acknowledged that this Separation Agreement does not release
Rowley's rights created by this Separation Agreement, applicable law related to his vested rights and benefits, nor Rowley's right to any vested benefits in the Fort James Corporation StockPLUS Plan (the "StockPLUS Plan"). Rowley's eligibility for benefits in the StockPLUS Plan will be controlled by the terms of the plan.
        In consideration of Rowley's entering into this Separation Agreement, Fort James hereby agrees, for itself, its affiliates, subsidiaries, parents, predecessors, successors and assigns and their respective directors, officers, employees and agents thereof, to release and forever discharge Rowley from any and all claims, debts, responsibilities and liabilities of every kind and character whatsoever, known or unknown, suspected or unsuspected, which it or they had or may have against Rowley, including but not limited to, any and all claims arising out of Rowley's employment or termination of employment with Fort James. It is acknowledged that this Separation Agreement does not release Fort James' rights created by this Separation Agreement.

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        7. SPECIAL RELEASE NOTIFICATION. This Separation Agreement includes a release of all claims under the Age Discrimination in Employment Act, ("ADEA"), and, therefore, pursuant to the requirements of the ADEA, Rowley acknowledges that he has been advised (1) that this release includes but is not limited to, all rights or claims arising under the ADEA up to and including the date of execution of this release, but does not waive rights or claims that may arise after the date of execution; (2) to consult with an attorney or other advisor of his choosing concerning his rights and obligations under this release; (3) to fully consider this release before executing it, and that he has been offered at least twenty-one (21) days to do so; (4) that this release shall become effective and enforceable seven (7) days following execution of this Separation Agreement, during which seven (7) day period Rowley understands that he may revoke his acceptance of this Separation Agreement by delivering written notice to Clifford A. Cutchins, IV, Senior Vice President and General Counsel, Fort James Corporation, 1650 Lake Cook Road, Deerfield, Illinois 60015.
        8.     POST EMPLOYMENT RESTRICTIONS, OBLIGATIONS.
               (a) Rowley agrees to comply with the terms of his Confidentiality Agreement executed between himself and Fort James and not to otherwise use or disclose Fort James confidential information in the future. A copy of this Confidentiality Agreement is attached as Exhibit B.

               (b) In return for the extension of the option exercise period, the payment in lieu of the restricted shares and the performance shares as set forth in Paragraph 3(b), Rowley agrees, in order to protect the Company's goodwill, trade secrets and confidential information and thereby help ensure the long-term success and development of the business, not to engage in competitive activities on behalf of a competitive business for a period of two (2) years from March 12, 1999 with the Company for whatever reason, without first

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obtaining written permission from either the Senior Vice President and General
Counsel or the Senior Vice President, Human Resources, which shall not be unnecessarily withheld or delayed. "Engage in competitive activities" means rendering services or being involved directly or indirectly in any way or in any capacity whether as an officer, director, employee, agent, owner, shareholder or consultant (excluding ownership of less than 5% of the stock of a publicly traded company), in the manufacture, development, promotion or sale of any towel, tissue or foodservice cup, plate or cutlery product of the type manufactured by Fort James (the "Covered Products"). A "competitive business" means any person or entity engaged in the manufacture or non-retail sale of the Covered Products. Rowley acknowledges that products of the Company are sold throughout North America and Western Europe. Accordingly, the geographic area covered by this restraint shall include any county, city, town, province or comparable unit of local government where the Covered Products are manufactured, marketed or sold by the Company. The parties agree that this non-compete provision supersedes all prior agreements between them on this subject.
               (c) Rowley agrees for a period of two (2) years from March 12, 1999 not to solicit directly or indirectly for employment any employee or former employee of Fort James or its affiliates, who worked for Fort James on February 1, 1999 without the written consent of the Senior Vice President, Human Resources for the Company, which shall not be unreasonably withheld or delayed. Further, Rowley agrees that if any such Fort James employee approaches him for employment, he will refer them to the appropriate hiring official of his employer and will have no involvement either in the hiring of the employee or in working with the employee should such employee work for the same company for which Rowley works.

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               (d) Rowley agrees that as Executive Vice President, Operations and Logistics, he possesses intimate knowledge about all aspects of the Company's business, business plans and other confidential or propriety information. He also agrees that these restrictions are reasonable and necessary to protect the Company's business and in consideration of the substantial benefits provided him hereunder. If a court of competent jurisdiction determines that Rowley has materially breached any of his obligations under this paragraph 8, the Company shall have no further obligation to him under this Separation Agreement as of the date of such judicial determination. Rowley agrees that the Company will be irreparably harmed and will be entitled to immediate injunctive relief in the event of such material breach in addition to any other monetary remedies.
               (e) If any aspect of the above post employment restrictions are deemed void or unenforceable by any court of competent jurisdiction, the parties agree that the court should modify these restrictions to a point they would be enforceable and enforce the restrictions to that extent.

        9. INDEMNITY. Fort James agrees to continue to indemnify and save Rowley harmless from all claims, actions and liabilities which may arise in connection with his reasonable performance of his duties for the Company. Such indemnification shall be to the same extent as its indemnification of active executives of equal rank but shall relate only to Rowley's alleged actions or failure to act during the period in which he was employed by the Company and in conjunction with any future cooperation he affords the Company. In addition, the

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Company agrees to reimburse Rowley for any federal excise tax pursuant to
Internal Revenue Code Section 4999, which may be imposed on any payments made to Rowley pursuant to this Separation Agreement and will provide Rowley the benefits of Paragraph 8 of the Employment Agreement.
        10. FUTURE COOPERATION. Rowley agrees to cooperate in providing transition assistance related to his departure as may be reasonably required of him by Fort James, including presences as a witness in legal proceedings as may be necessary, both before and after March 12, 1999. Fort James will reimburse Rowley for any reasonable expenses incurred in this regard.
        11. RESIGNATION. By his signature hereto, Rowley hereby resigns his position as Executive Vice President, Operations and Logistics and any and all other positions with the Company, its subsidiaries, its parent and its affiliates.
        12. CONFIDENTIALITY. The parties agree that they will not divulge the contents of this Separation Agreement which are agreed to be confidential in nature except (a) Rowley may divulge the contents to his spouse, attorney, prospective employer, financial advisor and income tax preparer; (b) the Company may divulge the contents to its employees, directors or attorneys on a need-to-know basis only; or (c) except as may be required to comply with legal process. It is further agreed by the parties that if it is necessary that this Separation Agreement or a significant portion be disclosed to those listed above, the parties agree to instruct and request each of them, or use such other efforts as may be reasonable, to keep any information so disclosed confidential. If either party materially breaches this provision, the nonbreaching party will have no further obligation to the other party under this Separation Agreement.

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        13. ENTIRE AGREEMENT. The parties understand and agree that all terms of this Separation Agreement are contractual and are not a mere recital. The parties represent and warrant that in negotiating and executing this Separation Agreement, each have had an opportunity to consult with legal counsel or other representatives of their own choosing concerning the meaning and effect of each term or provision hereof, and that there are no representations, promises or agreements other than those specifically referred to or set forth in writing herein.
        The parties represent and warrant that they have read this Separation Agreement in its entirety, fully understand and agree to its term and provisions, and intend and agree that it is a final and legal binding settlement and release of all claims each may have.
        14. SEVERABILITY. If any portions of this Separation Agreement are void or deemed unenforceable for any reason, the unenforceable portions shall be deemed severed from the remaining portions of this Agreement which shall otherwise remain in full force and effect.
        15. NO WAIVER. The decision of either party not to assert a claim for breach of the Separation Agreement shall not be construed as a waiver of that or any subsequent breach which might occur.
        16. CORPORATE AUTHORITY. The officer executing this Separation Agreement on behalf of Fort James represents that he has full corporate authority to do so and to bind the Company, its parents, affiliates, subsidiaries, predecessors, successors and assigns.

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        17. GOVERNING LAW. This Agreement shall be governed and construed according to the laws of the Commonwealth of Virginia, except to the extent superseded by applicable federal law.

        18. NOTICES. Any notice to be given by one party hereunder to another shall be in writing and shall be delivered personally, by recognized national overnight courier service, or by United States registered or certified mail, postage prepaid, return receipt requested, and shall be addressed to:

        If to the Company:          Fort James Operating Company
                                    1650 Lake Cook Road
                                    Deerfield, IL 60015-0089
                                    Attention: Clifford A. Cutchins, IV
                                    Senior Vice President and General Counsel

        If to Rowley:               Mr. John F. Rowley
                                    15172 W. Old School Road
                                    Libertyville, IL 60048

or such other address as one party shall advise the other party by notice.
        19. AMENDMENT. This Separation Agreement may be amended only in writing signed by both parties.
        20. SUCCESSORS. This Separation Agreement shall be binding upon and accrue to the benefit of Rowley and the Company as well as their respective heirs, estates, successors and assigns. This Separation Agreement may not be assigned by one party without the prior express written consent of the other party.
        21. CONSTRUCTION. The language of all parts of this Separation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. The headings of each paragraph are for convenience only and are not part of the Separation Agreement.

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        22. DEATH OF ROWLEY. In the event of Rowley's death, the Company's obligations under this Separation Agreement shall remain in full force and effect and Rowley's rights and obligations under this Separation Agreement shall remain with the legal representative of Rowley's estate.
        23. COUNTERPARTS. This Separation Agreement may be executed and delivered in two or more counterparts each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument.
        IN WITNESS WHEREOF, the parties have affixed their signatures:

                                             /s/ JOHN F. ROWLEY
                                            ------------------------------------
                                            John F. Rowley


                                            FORT JAMES OPERATING COMPANY


                                            By: /s/ DANIEL J. GIRVAN
                                               ---------------------------------
                                                    Daniel J. Girvan
                                                    Senior Vice President
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                                             -1-
                             FORT JAMES CORPORATION

                           AMENDMENT TO STOCK OPTIONS


        FORT JAMES CORPORATION (the "Company") and John F. Rowley (the "Participant") hereby agree to this Amendment to Stock Options as of March 12, 1999.

        WHEREAS, the Participant has been granted certain options to acquire shares of common stock of the Company ("Company Stock") which are listed below.

        WHEREAS, in connection with the Participant's termination of employment without cause, the Company and the Participant wish to modify certain terms of such options.

        WHEREAS, the terms of this Amendment to Stock Options have been approved by the Board of Directors of Fort James Corporation (the "Board").

        THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter, the Company and the Participant agree as follows:

1. All options granted to the Participant on January 6, 1998 for 75,000 shares (the "1998 Options") shall be vested and exercisable as of March 12, 1999:

2.          The 1998 Options may be exercised at any time before July 17, 2002.
            To the extent not previously exercised, the 1998 Options shall expire and cease to be exercisable on July 17, 2002.

3. Any provisions of the options relating to the time for vesting or the period to exercise the options are superseded by this Amendment to Stock Options, including provisions requiring the continuing employment of the Participant or measuring periods to exercise the options based on termination of employment by the Participant.

4. To the extent not specifically amended by the provisions of this Amendment to Stock Options, the terms and conditions of the options shall continue to apply.

5. Any controversy concerning this Amendment to Stock Options shall be resolved by the Board as it deems proper, and any interpretation of this Amendment to Stock Options or other decision of the Board shall be final and conclusive.

6. If the Participant dies before an option expires, all of the options that he held at the time of his death may be exercised by the personal representative of his estate. The options may be exercised at any time until the expiration date of the options.

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7.          As a further condition of this Amendment to Stock Options, and in consideration of receipt of these rights, the Participant agrees to comply with all provisions of the Separation Agreement between the Participant and Fort James Operating Company. If the Board determines that the Participant has violated the provisions of the Separation Agreement, the options shall terminate as of the date when a violation of the Separation Agreement first occurred as determined by the Board (the "Violation Date") and the options shall no longer be exercisable as of the Violation Date.

8. Any notice to be given under the terms of this Amendment to Stock Options shall be addressed to Fort James Corporation, Corporate Secretary, P.O. Box 89, Deerfield, Illinois 60015, and any notice to be given to the Participant or to his personal representative shall be addressed to him at the last address on the records of the Company or at such other address as either party may hereafter designate in writing to the other. Notices shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.


        IN WITNESS WHEREOF, the Company and the Participant have caused this Amendment to Stock Options to be signed, as of the dates below.

                             FORT JAMES CORPORATION



Date 3/12/99                        By /s/ MILES L. MARSH
                                       -----------------------------------
                                          Chairman of the Board and CEO



                                    JOHN F. ROWLEY



Date 3/12/99                        Signature /s/ JOHN F. ROWLEY
                                             ------------------------------